UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2016 (December 20, 2016)

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 20, 2016, Avalon Holdings Corporation and certain direct and indirect wholly owned subsidiaries (collectively “Avalon” or the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Laurel Capital Corporation which provides for a $12.0 million term loan. At closing, $9.1 million was used to pay off the existing line of credit agreement and associated accrued interest with The Home Savings and Loan Company of Youngstown, Ohio, dated May 21, 2015, as amended, and pay related transaction costs associated with the Loan Agreement. The existing line of credit agreement with The Home Savings and Loan Company of Youngstown, Ohio, was terminated in conjunction with the repayment. Remaining proceeds of $2.9 million under the Loan Agreement were deposited in a project fund account to be disbursed to Avalon following the closing date to fund costs of expanding The Avalon Inn.

The $12.0 million outstanding under the Loan Agreement is payable in 119 equal monthly installments of principal and interest, based on a fifteen (15) year maturity schedule commencing January 20, 2017. The Loan Agreement matures on December 20, 2026 at which time the final balloon payment equal to the remaining outstanding principal, interest and fees are due. Borrowings under the Loan Agreement bear interest at a fixed rate of 5.35% until the fifth anniversary date of the closing at which time the interest rate will be reset to a fixed rate equal to the greater of (a) 5.35% per annum or (b) the sum of the Index Rate on the date two (2) business days prior to the reset date and 3.95%, provided that the applicable rate shall in no event exceed 7.50% per annum.

Avalon has the right to prepay the amount outstanding under the Loan Agreement, in whole or in part, at any time upon payment of the principal amount of the loan to be prepaid plus accrued unpaid interest thereon to the prepayment date, plus an applicable prepayment penalty. The prepayment penalty, expressed as a percentage of the principal of the loan being prepaid, is five percent (5%) on any prepayment in the first five years; four percent (4%) on any prepayment in the sixth and seventh year; three percent (3%) on any prepayment in the eighth and ninth year; and two percent (2%) on any prepayment in the tenth year.

Borrowings are secured by certain real property and related business assets as defined in the Loan Agreement. The Loan Agreement also contains certain financial and other covenants, customary representations, warranties and events of default.

Concurrently with the Loan Agreement, Avalon entered into a new business loan agreement with The Home Savings and Loan Company of Youngstown, Ohio, (the “Line of Credit Agreement”) which provides for a line of credit of up to $4.0 million maturing on May 31, 2017. Under the Line of Credit Agreement, borrowings in excess of $1.0 million are subject to a borrowing base which is calculated based off a specific level of eligible accounts receivable of the waste management business as defined in the agreement. No amounts were drawn under the Line of Credit Agreement at December 20, 2016.

Outstanding borrowings under the Line of Credit Agreement bear interest at Prime Rate plus .25%. At December 20, 2016, the interest rate on the Line of Credit Agreement was 4.00%.

Borrowings under the Line of Credit Agreement are secured by certain business assets of the Company including accounts receivable, inventory and equipment. The Line of Credit Agreement also contains certain financial and other covenants, customary representations, warranties and events of default.

ITEM 1.02 Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 of this report concerning termination of the existing line of credit agreement with The Home Savings and Loan Company of Youngstown, Ohio, dated May 21, 2015, as amended, is incorporated into this Item 1.02 by reference.

ITEM 9.01 Financial Statements and Exhibits

10.1     Loan and Security Agreement, dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and Laurel Capital Corporation, as lender.

10.2     Mortgage Note, dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and Laurel Capital Corporation, as lender.

10.3     Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated December 1, 2016 and effective as of December 20, 2016 between Avalon Holdings Corporation, as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.4     Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated December 1, 2016 and effective as of December 20, 2016 between Avalon Lakes Golf, Inc., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.5      Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated December 1, 2016 and effective as of December 20, 2016 between Avalon Resort and Spa, LLC., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.6      Open-End Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated December 1, 2016 and effective as of December 20, 2016 between Avalon Country Club at Sharon, Inc., as mortgagor, and Laurel Capital Corporation, as mortgagee.

10.7     Business Loan Agreement (Asset Based), dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and The Home Savings and Loan Company of Youngstown, Ohio as lender.

10.8      Promissory Note, dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and The Home Savings and Loan Company of Youngstown, Ohio as lender.

10.9      Commercial Security Agreement, dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and The Home Savings and Loan Company of Youngstown, Ohio as lender.

10.10     Loan Documents Addendum, dated as of December 20, 2016 between Avalon Holdings Corporation and certain wholly owned subsidiaries, as borrowers, and The Home Savings and Loan Company of Youngstown, Ohio as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON HOLDINGS CORPORATION
(Registrant)

DATED: December 21, 2016	By:	/s/ Bryan P. Saksa
Bryan P. Saksa
Chief Financial Officer and Treasurer

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